Exhibit 4.1


                             NOTE PURCHASE AGREEMENT


                                      among

                     TRINITY ACQUISITION LIMITED, as Issuer,

                         WILLIS GROUP HOLDINGS LIMITED,

                      WILLIS INVESTMENT HOLDINGS UK, LTD.,

                                  TA I LIMITED,

                                 TA II LIMITED,

                                 TA III LIMITED,

                                 TA IV LIMITED,

                            WILLIS GROUP LIMITED, and

                WILLIS NORTH AMERICA INC., as Initial Guarantors

                       GSMP V ONSHORE INTERNATIONAL, LTD.,

                      GSMP V OFFSHORE INTERNATIONAL, LTD.,

        GSMP V INSTITUTIONAL INTERNATIONAL, LTD., as GSMP Purchasers, and

                   GS MEZZANINE PARTNERS V INSTITUTIONAL, L.P.

                          Dated as of February 10, 2009

                                  Relating to:

                                 $500,000,000.00
                   12.875% Senior Notes Due December 31, 2016


                                        TABLE OF CONTENTS

                                                                                            Page

SECTION 1.        DEFINITIONS AND ACCOUNTING TERMS.............................................1

1.1.     Definitions...........................................................................1
1.2.     Rules of Construction.................................................................7

SECTION 2.        AUTHORIZATION AND ISSUANCE OF NOTES..........................................8

2.1.     Authorization of Issue................................................................8
2.2.     Sale and Purchase of the Notes........................................................8
2.3.     Closing...............................................................................9

SECTION 3.        CONDITIONS TO CLOSING........................................................9

3.1.     Financial Information.................................................................9
3.2.     Change of Control....................................................................10
3.3.     Representations and Warranties.......................................................10
3.4.     Financing Documents..................................................................10
3.5.     Organizational Documents; Incumbency.................................................10
3.6.     Opinions of Counsel to Obligors......................................................10
3.7.     Solvency Certificate.................................................................11
3.8.     Consents.............................................................................11
3.9.     PATRIOT Act Information..............................................................11
3.10.    Payment of Expenses; Closing Payment.................................................11
3.11.    Officer's Certificate................................................................11
3.12.    Satisfaction of Existing Bridge Loan.................................................11
3.13.    Subordination of Intercompany Debt...................................................11
3.14.    Registration.........................................................................12
3.15.    Listing..............................................................................12
3.16.    Rating...............................................................................12

SECTION 4.        REPRESENTATIONS AND WARRANTIES..............................................12

4.1.     Organization; Power..................................................................12
4.2.     Authorization; Enforceability........................................................12
4.3.     Governmental Approvals; No Conflicts.................................................13
4.4.     Financial Condition..................................................................13
4.5.     Properties; Material Contracts.......................................................13
4.6.     Litigation and Environmental Matters.................................................13
4.7.     Compliance with Laws; Absence of Default.............................................14
4.8.     Investment Company Status; Governmental Regulations..................................14
4.9.     Taxes................................................................................14
4.10.    ERISA; Employee Matters..............................................................14
4.11.    Disclosure...........................................................................15
4.12.    Subsidiaries.........................................................................15
4.13.    Solvency.............................................................................15
4.14.    Margin Stock.........................................................................15
4.15.    Insurance............................................................................15


                                                i

4.16.    Financial Reporting..................................................................16
4.17.    Duties and Taxes.....................................................................16
4.18.    Immunity.............................................................................17
4.19.    Judgments............................................................................17
4.20.    No Registration Required.............................................................18
4.21.    No Integration of Offerings or General Solicitation..................................18
4.22.    Eligibility for Resale under Rule 144A...............................................18
4.23.    PATRIOT Act..........................................................................19

SECTION 5.        REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASERS....................19

5.1.     Representation and Warranties........................................................19
5.2.     Tax Forms............................................................................20
5.3.     Listing..............................................................................20

SECTION 6.        COVENANTS...................................................................20

6.1.     Future Reports to GSMP Purchasers, the GSMP VCOC, and any Subsequent Holder..........20
6.2.     Notices of Material Events...........................................................22
6.3.     Books and Records; Access............................................................22
6.4.     Tax Treatment........................................................................23
6.5.     Use of Proceeds......................................................................24

SECTION 7.        PROVISIONS RELATING TO RESALES OF NOTES.....................................24

7.1.     Private Offerings....................................................................24
7.2.     Procedures and Management Cooperation in Private Offerings...........................24
7.3.     No Integration.......................................................................24

SECTION 8.        EXPENSES, INDEMNIFICATION AND CONTRIBUTION..................................25

8.1.     Expenses.............................................................................25
8.2.     Indemnification......................................................................25
8.3.     Waiver of Punitive Damages...........................................................25
8.4.     Survival.............................................................................25
8.5.     Tax Treatment of Indemnification Payments............................................26

SECTION 9.        MISCELLANEOUS...............................................................26

9.1.     Notices..............................................................................26
9.2.     Benefit of Agreement and Assignments.................................................26
9.3.     No Waiver; Remedies Cumulative.......................................................27
9.4.     Amendments, Waivers and Consents.....................................................27
9.5.     Counterparts.........................................................................27
9.6.     Reproduction.........................................................................28
9.7.     Headings.............................................................................28
9.8.     Survival of Covenants and Indemnities................................................28
9.9.     Governing Law; Submission to Jurisdiction; Venue.....................................28
9.10.    Severability.........................................................................29
9.11.    Entirety.............................................................................29
9.12.    Survival of Representations and Warranties...........................................29


                                               ii

9.13.    Construction.........................................................................29
9.14.    Incorporation........................................................................29
9.15.    Confidentiality......................................................................30
9.16.    Maximum Rate.........................................................................30
9.17.    PATRIOT Act..........................................................................31
9.18.    Currency.............................................................................31
9.19.    Further Assurances...................................................................31

EXHIBITS:

Exhibit A                  Form of Indenture
Exhibit B                  Form of Registration Rights Agreement
Exhibit C                  Form of Compliance Certificate
Exhibit 3.5                Form of Secretary's Certificate
Exhibit 3.6(a)             Form of Opinion of New York Counsel
Exhibit 3.6(b)             Form of Opinion of English Counsel
Exhibit 3.6(c)             Form of Opinion of Bermuda Counsel
Exhibit 3.7                Form of Solvency Certificate
Exhibit 3.11               Form of Officer's Certificate

SCHEDULES:

Schedule 2.2               Information Relating to the Purchasers
Schedule 4.3               Consents
Schedule 4.5               Material Contracts; Encumbrances or Restrictions
Schedule 4.6               Litigation and Environmental Matters
Schedule 4.12              Subsidiaries
Schedule 4.15              Insurance


                             NOTE PURCHASE AGREEMENT

         NOTE PURCHASE AGREEMENT, dated as of February 10, 2009, among Trinity Acquisition Limited, a company organized and operated under the laws of England and Wales and an indirect Wholly-Owned Subsidiary (as defined below) of Holdings (as defined below) (the "Issuer"), Willis Group Holdings Limited, an exempted company under the Companies Act 1981 of Bermuda ("Holdings"), Willis North America Inc., a Delaware corporation ("WNA"), Willis Investment Holdings UK, Ltd., a company organized and operated under the laws of England and Wales ("Willis UK"), Willis Group Limited, a company organized and operated under the laws of England and Wales ("Willis Group Limited"), TA I Limited, a company organized and operated under the laws of England and Wales ("TA I"), TA II Limited, a company organized and operated under the laws of England and Wales ("TA II"), TA III Limited, a company organized and operated under the laws of England and Wales ("TA III"), TA IV Limited, a company organized and operated under the laws of England and Wales ("TA IV" and together with Holdings, WNA, Willis UK, Willis Group Limited, TA I, TA II, and TA III, the "Initial Guarantors"), GSMP V Onshore International, Ltd., an exempted company incorporated in the Cayman Islands with limited liability ("GSMP V Onshore"), GSMP V Offshore International, Ltd., an exempted company incorporated in the
Cayman Islands with limited liability ("GSMP V Offshore") and GSMP V Institutional International, Ltd., an exempted company incorporated in the Cayman Islands with limited liability ("GSMP V Institutional" and, together with GSMP V Onshore and GSMP V Offshore, the "GSMP Purchasers", and together with any Subsequent Purchasers (as defined below), the "Purchasers") and GS Mezzanine Partners V Institutional, L.P., an exempted partnership organized in the Cayman Islands with limited liability ("GSMP VCOC").

                                    RECITALS

         WHEREAS, WNA, an indirect Wholly-Owned Subsidiary of the Issuer, intends to repay a portion of WNA's Existing Bridge Loan (as defined below).

         WHEREAS, the repayment of the Existing Bridge Loan and the payment of related transaction fees and expenses (the "Refinancing") is intended to be financed by the issuance by the Issuer to the GSMP Purchasers on the date hereof of $500,000,000.00 in an aggregate original principal amount of the Issuer's 12.875% senior notes due December 31, 2016 (such notes and all notes issued in exchange, substitution or replacement therefore, the "Notes"), upon the terms and subject to the conditions set forth in this Agreement and the Indenture (as defined below).

         NOW, THEREFORE, the parties hereto agree as follows:

                                   SECTION 1.
                        DEFINITIONS AND ACCOUNTING TERMS
                        --------------------------------

         1.1.     Definitions.

         As used herein, capitalized terms which are defined in the Indenture shall have, except where otherwise expressly set forth herein, the same respective meanings as such terms have in the Indenture, and, in addition, the following terms shall have the meanings specified herein unless the context otherwise requires (it being understood that defined terms shall include in the singular number the plural and in the plural the singular):

         "Agreement" is defined in Section 9.4.

         "Board of Governors" means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

         "Closing" is defined in Section 2.3(a).

         "Closing Date" is defined in Section 2.3(a).

         "Closing Payment" means, with respect to each GSMP Purchaser, on the Closing Date, an amount equal to 3.5% of the aggregate principal amount of the Notes purchased by such GSMP Purchaser on or as of such Closing Date.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" is defined in the Recital.
          -------

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Confidential Information" is defined in Section 9.15(a).

         "Debt Rating" means, as of any date of determination, the rating as determined by any Rating Agency (if by more than one Rating Agency, collectively, the "Debt Ratings"), as applicable, of the Issuer's non-credit-enhanced, senior unsecured long-term debt.

         "DTC" is defined in Section 7.2(a).

         "DTC Agreement" means a letter of representation between the Issuer and DTC.

         "Employee Benefit Plan" means any Multiemployer Plan or Pension Plan.

         "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

         "Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, natural resources or the protection of human, plant or animal health or welfare, in any manner applicable to the Issuer or any of its Subsidiaries or any Facility.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings and its Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law;
(ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (iii) exposure to any Hazardous Materials;
(iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by Holdings or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or (vi) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or any ERISA Affiliate.

         "Existing Bridge Loan" means that certain 364-Day Credit Agreement dated as of October 1, 2008 between Holdings, WNA, the lenders party thereto, Bank of America, N.A., as administrative agent, Banc of America Securities LLC, J.P. Morgan Securities Inc., Suntrust Robinson Humphrey, Inc., and the Royal Bank of Scotland, PLC as Book Managers, and Bank of America Securities LLC as Sole Lead Arranger, as amended.

         "Facility" means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Issuer or any of its Subsidiaries or any of their respective predecessors.

         "Financing Documents" means, collectively, this Agreement, the Indenture, the Notes, the Registration Rights Agreement and all certificates, instruments, and other documents made or delivered in connection herewith and therewith.

         "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

         "Fiscal Year" means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

         "Governmental Authority" means the government of the United States and United Kingdom or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government where appropriate (including any supra-national bodies such as the European Union or the European Central Bank).

         "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

         "GSMP Purchasers" is defined in the Preamble.

         "GSMP VCOC" is defined in the Preamble.

         "GSMP V Institutional" is defined in the Preamble.

         "GSMP V Offshore" is defined in the Preamble.

         "GSMP V Onshore" is defined in the Preamble.

         "Hazardous Materials" means any chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment or natural resources.

         "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

         "Holdings" is defined in the Preamble.

         "Indemnitee" is defined in Section 8.2.

         "Indenture" means, prior to the Closing Date, the form of indenture attached hereto as Exhibit A and on and after the Closing Date the Indenture, substantially in the form attached hereto as Exhibit A, among the Issuer, Holdings, the Guarantors as listed therein and The Bank of New York Mellon, as trustee, as amended, supplemented, restated or otherwise modified from time to time.

         "Infringe" means, in relation to Intellectual Property, infringing upon, misappropriating or violating the rights of any third party.

         "Initial Guarantors" is defined in the Preamble.

         "Intellectual Property" means the following and all rights pertaining thereto: (a) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries), (b) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (c) copyrights, proprietary designs, computer software, mask works, databases, and registrations and applications for registration thereof, (d) confidential and proprietary information, trade secrets, know-how and show-how, and (e) all similar rights, however denominated, throughout the world.

         "Investment Company Act" means the Investment Company Act of 1940 as from time to time in effect and any successor act to all or a portion thereof.

         "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

         "Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, order, injunction, arbitration award, writ, decree, agency requirement, license or permit of any Governmental Authority.

         "Material Acquisition" means an acquisition by Holdings or any of its Subsidiaries of any Person, property, business or asset outside the ordinary course of business for total consideration in excess of $25,000,000.00.

         "Material Adverse Effect" means (i) a material adverse change in, or a material adverse effect upon, the business, financial position, property or results of operations of Holdings and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of any Obligor to perform its obligations under any Financing Document to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Financing Document to which it is a party.

         "Material Contract" means any contract or other arrangement to which Holdings, the Issuer or any of their Subsidiaries is a party (other than the Financing Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

         "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions (excluding any foreign plans of Holdings or any of its ERISA Affiliates).

         "Non-Utilization Fee" means an amount equal to the Applicable Premium that would have been payable if Notes with an aggregate principal amount equal to the Non-Utilized Amount had been issued on the Closing Date and such Notes were thereafter immediately redeemed in accordance with Section 3.07(a) of the Indenture.

         "Non-Utilized Amount" means an amount equal to $500,000,000.00 minus the aggregate principal amount of Notes actually issued on the Closing Date.

         "Notes" is defined in the Recitals.

         "Obligor" means the Issuer and each Guarantor of the obligations of the Issuer under the Indenture, as applicable, and "Obligors" means all of them, collectively.

         "Organizational Documents" means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any entity incorporated or established in a non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Outside Closing Date" is defined in Section 2.3(a).

         "PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as it may be amended or renewed from time to time.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         "Pension Plan" means any "employee  pension benefit plan" as defined in
Section  3(2) of ERISA,  other than a  Multiemployer  Plan,  which is subject to
Section 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Issuer or any of its Subsidiaries has or could reasonably be expected to have liability, contingent or otherwise, under ERISA, and in respect of any pension plan which the Issuer or any of its Subsidiaries operates in the United Kingdom in respect of which the Issuer or any of its Subsidiaries has or could reasonably be expected to have liability, contingent or otherwise under the provisions of the United Kingdom Pensions Act 2004 and subsidiary legislation.

         "Private Offering" means any offer and/or sale by one or more of the Purchasers of some or all of the Notes without registration under the Securities Act but in compliance with Rule 144A, Rule 144, Regulation S, Section 4(1) or any other applicable rule or provision under the Securities Act.

         "Purchase Price" is defined in Section 2.2(b).

         "Purchasers" is defined in the Preamble.

         "Refinancing" is defined in the Recitals.

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the GSMP Group and the Obligors, substantially in the form attached hereto as Exhibit B.

         "Regulation D" means Regulation D under the Securities Act as from time to time in effect and any successor regulation to all or a portion thereof.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.

         "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice requirement has been waived under the applicable regulations.

         "Rule 502" means Rule 502 of Regulation D under the Securities Act as from time to time in effect and any successor regulation to all or a portion thereof.

         "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

         "Senior Officer" means the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or the Chief Accounting Officer, the Secretary, the Treasurer or a Director (in respect of any Person organized and operated under the laws of England and Wales).

         "Specified  Conditions" means the conditions set forth in Sections 3.3,
3.11 and 3.16; provided, that no condition set forth shall be a Specified Condition to the extent the failure of such condition to be satisfied is reasonably within the good faith control of Holdings or its Subsidiaries.

         "Subsequent Holder" means each Person holding an aggregate principal amount of Notes of not less than $10,000,000.00 that accedes to this Agreement after the date hereof either before or after the Closing; provided, however, that the total aggregate principal amount of Notes held by all Subsequent Holders shall not exceed $100,000,000.00.

         "Subsequent  Purchaser" means a purchaser of any Note who acquired such
Note in a Private Offering in accordance with Section 7.1 and any Subsequent Holder.

         "TA I" is defined in the Preamble.

         "TA II" is defined in the Preamble.

         "TA III" is defined in the Preamble.

         "TA IV" is defined in the Preamble.

         "Tax" or "Taxes" means any present or future tax, levy, impost, duty, assessment, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

         "Transactions" means the transactions contemplated by the Financing Documents (including the Guarantee set out in Article 10 of the Indenture), including the Refinancing.

         "Trustee" is defined in the Recitals.

         "UK Pensions  Event" means (i) the  termination  of a UK Pension  Plan,
(ii) the  withdrawal of a  participating  employer  from a UK Pension Plan,  and
(iii) the imposition of Contribution Notice under Section 38 of the United Kingdom Pensions Act 2004 and/or the imposition of a Financial Support Direction under Section 43 of the United Kingdom Pensions Act 2004

         "Willis UK" is defined in the Preamble.

         1.2.     Rules of Construction.

         Unless the context otherwise requires:

         (a) a term has the meaning assigned to it;

         (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

         (c) "or" is not exclusive;

         (d) words in the singular include the plural, and in the plural include the singular;

         (e) "will" shall be interpreted to express a command;

         (f) provisions apply to successive events and transactions;

         (g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

         (h) unless the context otherwise requires, any reference to an "Article," "Section" or "clause" refers to an Article, Section or clause, as the case may be, of this Agreement;

         (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not any particular Article, Section, clause or other subdivision;

         (j) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

         (k) any reference herein to any Person shall be construed to include such Person's successors and assigns; and

         (l) the word "including" shall mean "including without limitation".

                                   SECTION 2.
                       AUTHORIZATION AND ISSUANCE OF NOTES
                       -----------------------------------

         2.1.     Authorization of Issue.

         On or prior to the Closing, the Issuer will authorize the issuance and sale of the Notes. The Notes shall be substantially in the form specified in the Indenture.

         2.2.     Sale and Purchase of the Notes.

         (a) Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to the GSMP Purchasers and the GSMP Purchasers will purchase from the Issuer, at the Closing provided for in Section 2.3, the Notes in the principal amounts and for the portion of the Purchase Price as set forth opposite such GSMP Purchaser's name on Schedule 2.2.

         (b) The aggregate cash purchase price (the "Purchase Price") for the Notes shall be equal to the principal amount of the Notes being so purchased, net of the aggregate amount of the Closing Payments with respect thereto.

         (c) The parties agree to report the sale and purchase of the Notes for all federal, state, local and foreign Tax purposes in a manner consistent with the foregoing and agree to take no position inconsistent with the foregoing.

         (d) The obligations hereunder of the GSMP Purchasers to purchase and pay for the Notes are several and not joint and no GSMP Purchaser shall have any liability to any Person for the performance or non-performance by any other GSMP Purchaser.

         2.3.     Closing.

         (a) The sale and purchase of the Notes shall occur at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10 a.m. local time, at a closing (the "Closing") on March 6, 2009 (the "Closing Date"), or at such other time or on such other Business Day as notified by the GSMP Purchasers to the Issuer in writing, but in any event by no later than March 22, 2009 (the "Outside Closing Date") (in either case, the date and time of the Closing is referred to herein as the "Closing Date").

         (b) At the Closing, the Issuer will deliver to each GSMP Purchaser purchasing Notes, in such denominations as such GSMP Purchaser may request (subject to the terms of the Indenture), Notes representing in the aggregate the full principal amount of Notes to be purchased by such GSMP Purchaser on the Closing Date, each such Note dated the Closing Date and registered in such GSMP Purchaser's name or in accordance with Section 7.2(a), against payment by such GSMP Purchaser to the Issuer of the amount of the applicable portion of the Purchase Price (as provided in Section 2.2 and Schedule 2.2), net of the applicable Closing Payment, by wire transfer of immediately available funds to such bank account or accounts as the Issuer may request in writing at least three Business Days prior to the Closing Date.

         (c) If on the earlier of the Closing Date or the Outside Closing Date,
(i) the Issuer shall have failed to deliver to the GSMP Purchasers the Notes as provided in Section 2.3(b), or any of the conditions specified in Section 3 (other than the Specified Conditions) shall not have been fulfilled to the GSMP Purchasers' reasonable satisfaction or waived by the GSMP Purchasers, or (ii) the Issuer shall have issued Notes with an aggregate principal amount of less than $500,000,000.00, then (without waiving any other rights or remedies such GSMP Purchaser may have by reason of such failure or such non-satisfaction by the Issuer) the Issuer shall pay to the GSMP Purchasers on the earlier of the Closing Date and the Outside Closing Date by wire transfer of immediately available funds to the bank accounts set forth adjacent such GSMP Purchaser's name on Schedule 2.2, an amount equal to the Non-Utilization Fee. Without limiting the foregoing, if on the earlier of the Closing Date or the Outside Closing Date, the Issuer shall have failed to deliver to the GSMP Purchasers the Notes as provided in Section 2.3(b), or any of the conditions specified in
Section 3 shall not have been fulfilled to the GSMP Purchasers' reasonable satisfaction or waived by the GSMP Purchasers, then each GSMP Purchaser shall be relieved of all further obligations under this Agreement without thereby waiving any other rights or remedies such GSMP Purchaser may have by reason of such failure or such non-satisfaction by the Issuer.

                                   SECTION 3.
                              CONDITIONS TO CLOSING
                              ---------------------

         Each GSMP Purchaser's obligation to purchase and pay for the Notes to be purchased by it on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions on or before the Closing Date:

         3.1.     Financial Information.

         Holdings shall have (i) issued an earnings release substantially in the form of the draft earnings release provided to the GSMP Purchasers on or about the date hereof and (ii) filed with the SEC an annual report on Form 10-K for the fiscal year ended December 31, 2008 that does not contain or disclose any information that differs in any material respect from the information or disclosure set forth in Holdings' draft annual report on Form 10-K for the fiscal year ended December 31, 2008 provided to the GSMP Purchasers on or about the date hereof and the other reports, financial statements, certificates and other written information furnished by or on behalf of Holdings to the GSMP Purchasers, taken as a whole.

         3.2.     Change of Control.

         There shall not have occurred, been approved by Holdings' Board of Directors or announced any events or changes that individually or in the aggregate, have resulted in or would result in, as applicable, a Change of Control.

         3.3.     Representations and Warranties.

         The representations and warranties of the Obligors as set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each such case any representations and warranties that are qualified by materiality, Material Adverse Effect or a similar qualification shall be true and correct in all respects.

         3.4.     Financing Documents.

         The GSMP Purchasers shall have received sufficient copies of each Financing Document originally executed or, except in the case of the Notes, facsimiles (followed promptly by originals) and delivered by each applicable Obligor.

         3.5.     Organizational Documents; Incumbency.

         The GSMP Purchasers shall have received a secretary's certificate, dated as of the Closing Date, in the form of Exhibit 3.5, attaching the documents listed in clauses (i) through (iv) below, and certifying, among other things, as to: (i) each Organizational Document executed and delivered by each Obligor, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers or directors, as the case may be, of such Person executing the Financing Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Obligor approving and authorizing the execution, delivery and performance of this Agreement and the other Financing Documents to which it is a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Obligor's jurisdiction of incorporation, organization (to the extent available) or formation dated a recent date prior to the Closing Date.

         3.6.     Opinions of Counsel to Obligors.

         The GSMP Purchasers and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Weil, Gotshal & Manges LLP, special New York counsel for the Obligors, in the form of (or substantially in the form of and reasonably acceptable to the GSMP Purchasers) Exhibit 3.6(a), (ii) Weil, Gotshal & Manges LLP, special English counsel for the Obligors, in the form of (or substantially in the form of and reasonably acceptable to the GSMP Purchasers) Exhibit 3.6(b) and (iii) Appleby, special Bermuda counsel for the Obligors, in the form of (or substantially in the form of and reasonably acceptable to the GSMP Purchasers) Exhibit 3.6(c), dated as of the Closing Date (and each Obligor hereby instructs such counsel to deliver such opinions to the GSMP Purchasers).

         3.7.     Solvency Certificate.

         On the Closing Date, the GSMP Purchasers shall have received a solvency certificate, in the form of Exhibit 3.7, from the chief financial officer of each of the Issuer and each Initial Guarantor with respect to the solvency of the Issuer or an Initial Guarantor, as applicable, on a consolidated basis reasonably acceptable to the GSMP Purchasers.

         3.8.     Consents.

         The GSMP Purchasers shall have received satisfactory evidence that Holdings and its Subsidiaries have obtained all governmental and material third-party consents necessary in connection with the Transactions.

         3.9.     PATRIOT Act Information.

         At least five (5) days prior to the Closing Date, the GSMP Purchasers shall have received all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the PATRIOT Act.

         3.10.    Payment of Expenses; Closing Payment.

         At the Closing (i) each GSMP Purchaser shall have received from the Issuer, the Closing Payments required to be paid under Section 2.3(b), by netting such amounts from the applicable portion of the principal amount of the Notes being purchased by such GSMP Purchaser, as provided in said Section, and
(ii) each GSMP Purchaser and counsel for the GSMP Purchasers shall have received from the Issuer all other fees required to be paid, and, in accordance with
Section 8.1, all reasonable costs and expenses for which invoices have been presented (including the fees of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the GSMP Purchasers); provided that to the extent invoices therefor have not been so presented at the Closing, all other fees shall be paid within 10 days of an invoice having been presented to the Issuer.

         3.11.    Officer's Certificate.

         Each of the Obligors shall have delivered to the GSMP Purchasers an officer's certificate, in the form of Exhibit 3.11, executed by a Senior Officer of such Obligor.

         3.12.    Satisfaction of Existing Bridge Loan.

         The Issuer shall have delivered to the GSMP Purchasers satisfactory evidence that substantially contemporaneously with the issuance of the Notes all of the proceeds of the issuance of the Notes will be utilized as set forth in
Section 4.14 and Section 6.5.

         3.13.    Subordination of Intercompany Debt.

         The Issuer shall have delivered to the GSMP Purchasers satisfactory evidence that all Indebtedness (other than any guarantee provided by Holdings in favor of a Wholly-Owned Subsidiary in respect of debt of another Wholly-Owned Subsidiary the subordination of which would be prohibited by the FSA or the UK Pension Trustee, including to the extent applicable, the WGHL/Willis Guarantee) of Holdings or any of its Wholly-Owned Subsidiaries to Holdings or any of its Wholly-Owned Subsidiaries that is owed by an Obligor to a Non-Obligor in excess of $100,000,000.00 in the aggregate has been subordinated pursuant to subordination agreements substantially in the form attached to the Indenture as Exhibit F or on terms reasonably satisfactory to the GSMP Purchasers.

         3.14.    Registration.

         The Issuer shall have delivered to the GSMP Purchasers satisfactory evidence that the Issuer has re-registered as a public limited company as defined in the Companies Act of 2006.

         3.15.    Listing.

         The Issuer shall have used commercially reasonable efforts to procure and maintain the listing (the "Listing") of the Notes on the Channel Islands Stock Exchange or any other stock exchange reasonably acceptable to the GSMP Purchasers, which is a "recognised stock exchange" as defined in s.1005 Income Tax Act 2007 of the United Kingdom (the "Stock Exchange") on or prior to the Closing Date.

         3.16.    Rating.

         The Issuer's Debt Rating shall be an Investment Grade Rating and no negative ratings watch indicating the Issuer's Debt Rating could fall below an Investment Grade Rating shall have been issued by any Rating Agency.

                                   SECTION 4.
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Each Obligor jointly and severally makes the following representations and warranties to the Purchasers on and as of the date hereof and as of the Closing Date:

         4.1.     Organization; Power.

         Each of the Obligors and each of their respective Subsidiaries is duly incorporated or organized, as applicable, validly existing and where relevant in good standing under the Laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         4.2.     Authorization; Enforceability.

         The Transactions to be entered into by each Obligor is within such Obligor's corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action. Each Financing Document has been duly executed and delivered by the Obligors and constitutes, and each Obligor to which any Financing Document is to be a party, when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         4.3.     Governmental Approvals; No Conflicts.

         The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable Law or the charter, by-laws or other Organizational Documents of any of the Obligors or any of their respective Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other material instrument, except as disclosed on Schedule 4.3, binding upon the Obligors or any of their respective Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any Obligors or any of their Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Obligors or any of their respective Subsidiaries pursuant to the terms of such material indenture, agreement or other material instrument.

         4.4.     Financial Condition.

         Holdings has heretofore furnished to the GSMP Purchasers its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2008, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. Holdings and its Subsidiaries have (i) no outstanding Investments, other than Permitted Investments and (ii) no outstanding Indebtedness, other than Indebtedness that could have been incurred pursuant to Section 4.07(b) of the Indenture.

         4.5.     Properties; Material Contracts.

         (a) Each of Holdings and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such good title or valid leasehold interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

         (b) Each of Holdings and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and its Subsidiaries does not Infringe upon the rights of any other Person, except for any such Infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

         (c) As of the Closing Date, neither the Issuer nor any of its Subsidiaries is party to any Material Contract, except as set forth on Part I of
Schedule 4.5. Except for the Credit Agreement and the Existing Bridge Loan and except as set forth on Part II of Schedule 4.5, neither Holdings nor any of its Subsidiaries is subject to any material, consensual contractual encumbrance or restriction as set forth in clauses (i), (ii) or (iii) of Section 4.15(a) of the Indenture.

         4.6.     Litigation and Environmental Matters.

         (a) There are no actions, suits or proceedings (including investigative proceedings) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Obligors, threatened against or affecting Holdings or any of its Subsidiaries, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than as disclosed on Schedule 4.6).

         (b) Other than as disclosed on Schedule 4.6 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

         4.7.     Compliance with Laws; Absence of Default.

         Each of Holdings and its Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

         4.8.    Investment Company Status; Governmental Regulations.

         Neither Holdings nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act.

         4.9.     Taxes.

         Each of Holdings and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, have set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

         4.10.    ERISA; Employee Matters.

         (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, nor has any UK Pension Event occurred or is reasonably expected to occur that when taken together with all other such UK Pension Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.
87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans, in each case, by an amount that has had, or would reasonably be expected to have, a Material Adverse Effect.

         (b) Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

         4.11.    Disclosure.

         None of the reports, financial statements, certificates or other information furnished by or on behalf of Holdings or any of its Subsidiaries to any GSMP Purchaser in connection with the negotiation of this Agreement or the Transactions, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

         4.12.    Subsidiaries.

         Schedule 4.12 sets forth the name and jurisdiction of organization or incorporation of, and the direct or indirect ownership interest of Holdings in, each of its Subsidiaries, and identifies each of its Subsidiaries that is an Initial Guarantor as of the Closing Date.

         4.13.    Solvency.

         Immediately after the consummation of the Transactions, (a) the fair value of the assets of each Obligor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; (e) no Obligor, by reason of actual or anticipated financial difficulties, has commenced or intends to commence negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness; and (f) no moratorium has been declared and, in the opinion of Holdings and the Issuer, no moratorium is reasonably likely to be declared in the foreseeable future, in each case, in respect of any Indebtedness of any Obligor.

         4.14.    Margin Stock.

         Neither Holdings nor any of its Subsidiaries is engaged, and none of them will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

         4.15.    Insurance.

         (a) Holdings and each of its Subsidiaries maintain insurance insuring against such losses and risks as Holdings reasonably believes is adequate to protect Holdings and each of its Subsidiaries and their respective businesses, except where the failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect; (b) Holdings and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; (c) there are no claims by Holdings or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause that would reasonably be expected to have a Material Adverse Effect; (d) none of Holdings or any of its Subsidiaries has been refused any insurance coverage sought or applied for; and (e) none of Holdings or any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect (other than as set forth on Schedule 4.15) whether or not arising from transactions in the ordinary course of business.

         4.16.    Financial Reporting.

         Holdings and each of its Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that
(a) Holdings' financial records, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Holdings; (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Holdings are being made only in accordance with authorizations of management and directors of Holdings; and (c) unauthorized acquisition, use or disposition of Holdings' assets that could have a material effect on Holdings' financial statements are detected in a timely manner. Holdings maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by Holdings in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Holdings in the reports that it files or submits under the Exchange Act is accumulated and communicated to Holdings' management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.

         4.17.    Duties and Taxes.

         (a) No stamp duties, Stock Exchange Tax, value-added Tax, withholding or any other similar duty or Tax is payable in the United States, the United Kingdom, Bermuda or any other jurisdiction in which Holdings or any of its Subsidiaries is organized or engaged in business for Tax purposes or, in each case, any political subdivision thereof or any authority having power to tax, in connection with the execution or delivery of this Agreement by the Obligors or the sale or delivery of the Notes to the Purchasers.

         (b) Under the current laws and regulations of Bermuda, all payments made on the Notes may be paid by Holdings to the holder thereof in United States dollars that may be freely transferred out of Bermuda and all such payments made to holders thereof who are non-residents of Bermuda will not be subject to income, withholding or other Taxes under the laws or regulations of Bermuda and will otherwise be free of any other Tax, duty, withholding or deduction in Bermuda and without the necessity of obtaining any governmental authorization in Bermuda.

         (c) Under the current laws and regulations of the United Kingdom, all payments made on the Notes may be paid by the Issuer or any Guarantor to the holder thereof in United States dollars that may be freely transferred out of the United Kingdom and all such payments made to holders thereof who are non-residents of the United Kingdom will not be subject to income, withholding or other Taxes under the laws or regulations of the United Kingdom and will otherwise be free of any other Tax, duty, withholding or deduction in the United Kingdom and without the necessity of obtaining any governmental authorization in the United Kingdom.

         4.18.    Immunity.

         None of the Obligors or their respective properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the United States, England and Wales or Bermuda.

         4.19.    Judgments.

         (a) A final and conclusive judgment of a court located outside Bermuda against Holdings based upon this Agreement, the Notes or the Indenture, including the Guarantee of Holdings (other than a court of jurisdiction to which The Judgments (Reciprocal Enforcement) Act, 1958 applies, and it does not apply to the United States, including the federal and state courts of the Borough of Manhattan in New York City) under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981), may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of such court located outside Bermuda; provided that:

                  (i) the court which rendered the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

                  (ii) the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

         (b) A judgment rendered by a court of the State of New York or a Federal court of the United States in relation to this Agreement, the Notes or the Indenture, including the Guarantee of any Guarantor, for a final and conclusive judgment for debt or a definite sum of money will be recognized and enforced in England provided that the party against whom the judgment was given properly submitted to the jurisdiction of the courts of the State of New York or a Federal court of the United States (which had jurisdiction under its own laws) and none of the following circumstances apply:

                  (i) the judgment was procured by fraud;

                  (ii) the judgment was given contrary to the rules of natural or substantial justice, for example where a defendant is deprived of notice of, or an adequate opportunity to take part in, the proceedings;

                  (iii) recognition of the judgment would be contrary to English public policy;

                  (iv) the judgment conflicts with an English judgment or a foreign judgment given earlier in time;

                  (v) enforcement of the judgment would involve the enforcement of a foreign penal or revenue or other public law;

                  (vi) enforcement of the judgment would contravene the Protection of Trading Interests Act of 1980, section 5 of which precludes, among other things, the enforcement in the United Kingdom of any judgment given by a court of an overseas country which is a judgment for multiple damages which exceed the compensatory element of the judgment award; or

                  (vii) recognition or enforcement thereof would be contrary to the terms of the Administration of Justice Act 1920, the Foreign Judgments (Reciprocal Enforcement) Act 1933 or the Conventions.

         4.20.    No Registration Required.

         Subject to accuracy when made of with the representations and warranties set forth in Section 5 and compliance by the GSMP Purchasers with the procedures set forth in Section 7, it is not necessary in connection with the offer, sale and delivery of the Notes to the GSMP Purchasers in the manner contemplated by this Agreement and the Indenture and the other Financing
Documents, until such time as the Notes are sold pursuant to an effective registration statement, (i) to register the Notes under the Securities Act, or
(ii) to qualify the Indenture under the Trust Indenture Act.

         4.21.    No Integration of Offerings or General Solicitation.

         None of the Obligors, their respective Affiliates, or any Person acting on any of their behalf (other than the Purchasers, as to whom the Obligors make no representation or warranty) has, within the six-month period immediately prior to the date hereof, directly or indirectly, solicited any offer to buy or offered to sell, sold, or issued and will not, for six months following the date hereof, directly or indirectly, solicit any offer to buy or offer to sell, sell, or issue in the United States or to any U.S. person (as such terms are defined in Regulation S) the Notes or any security of the Issuer or any other Obligor, except to the extent such offer, sale, issuance or solicitation, when integrated with the offering contemplated by this Agreement would not require registration under the Securities Act in reliance on Regulation D thereunder.

         None of the Obligors, their respective Affiliates, or any Person acting on any of their behalf (other than the Purchasers, as to whom the Obligors make no representation or warranty) has engaged or will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502.

         With respect to those Notes sold in reliance upon Regulation S, (a) none of the Obligors, their respective Affiliates, or any Person acting on any of their behalf (other than the Purchasers, as to whom the Obligors make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (b) each of the Obligors and their respective Affiliates and any Person acting on any of their behalf (other than the Purchasers, as to whom the Obligors make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

         4.22.    Eligibility for Resale under Rule 144A.

         Subject to the accuracy of the representations and warranties set forth in Section 5 and compliance by the GSMP Purchasers with the procedures set forth in Section 7, the Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

         4.23. PATRIOT Act.

         To the extent applicable, Holdings and its Subsidiaries are in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act.

                                   SECTION 5.
            REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASERS
            --------------------------------------------------------

         5.1.     Representation and Warranties.

         Each GSMP Purchaser, severally and not jointly, represents and warrants to the Issuer as of the date hereof as follows:

         (a) Purchase.

                  (i) Such GSMP Purchaser is acquiring the Notes for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act.

                  (ii) Such GSMP Purchaser understands that the Notes have not been and, except as provided in the Registration Rights Agreement with respect to the Notes, will not be registered under the Securities Act or any state or other securities law, that the Notes are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act, that it must hold the Notes indefinitely and not offer or sell the Notes except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws and in compliance with Section 7, without prejudice, however, to its right to dispose of its property being at all times within its control, and in particular its right at all times to sell or otherwise dispose of all or any part of the Notes.

                  (iii) Such GSMP Purchaser is a QIB or an "accredited investor" (within the meaning of Regulation D).

                  (iv) Such GSMP Purchaser does not own any capital stock of Holdings.

                  (v) Such GSMP Purchaser is either (i) not a bank that is entering into this Agreement in the ordinary course of its trade or business or (ii) a "United States person" within the meaning of Section 7701(a)(30) of the Code.

         (b) Organization; Power.

         Each of the GSMP Purchasers is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         (c) Power; Authorization; Enforceability.

         Each Financing Document to be entered into by each GSMP Purchaser is within such GSMP Purchaser's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each GSMP Purchaser and constitutes, a legal, valid and binding obligation of each GSMP Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         5.2.     Tax Forms.

         At the Closing, GSMP V Onshore shall deliver to the Issuer a properly completed and duly executed Form W-9 of GSMP V Onshore, and each of GSMP V Offshore and GSMP V Institutional shall deliver to the Issuer a properly completed and duly executed Form W-8BEN of such GSMP Purchaser.

         5.3.     Listing.

         The GSMP Purchasers shall cooperate with the Issuer in a commercially reasonable manner in connection with obtaining the Listing and shall provide such information to the Stock Exchange as may be reasonably requested by the Issuer.

                                   SECTION 6.
                                   COVENANTS
                                   ---------

         Holdings, the Issuer and the other Obligors jointly and severally covenant and agree with each GSMP Purchaser and, when applicable, any Subsequent Holder and the GSMP VCOC that so long as such GSMP Purchaser or, when applicable, any Subsequent Holder holds any Notes and until the principal amount of (and premium, if any, on) such Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnity obligations that have not yet become due and payable), shall have been paid in full:

         6.1. Future Reports to GSMP Purchasers, the GSMP VCOC, and any Subsequent Holder.

         Holdings and the Issuer shall deliver to such GSMP Purchaser, the GSMP VCOC and any Subsequent Holder:

         (a) as soon as available and in any event within 120 days (or, if earlier, the date that is fifteen (15) days after the reporting date for such information required by the SEC) after the end of each fiscal year of the
Issuer,  the  audited  consolidated  balance  sheet and  related  statements  of operations, stockholders' equity and cash flows of the Issuer and its consolidated Subsidiaries and of Holdings and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and Holdings and its consolidated Subsidiaries, respectively, in each case on a consolidated basis in accordance with GAAP consistently applied;

         (b) as soon as available and in any event within 60 days (or, if earlier, the date that is 15 days after the reporting date for such information required by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, the consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Issuer and its consolidated Subsidiaries and of Holdings and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Issuer or Holdings, as applicable, as presenting fairly in all material respects the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and Holdings and its consolidated Subsidiaries, respectively, in each case on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

         (c) concurrently with any delivery of financial statements under clause
(a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Issuer or Holdings, as applicable, (i) certifying as to whether a Default that has not been disclosed in any prior Compliance Certificate (unless such Default exists anew or continues to exist at such time, in which case it shall be included on such Compliance Certificate) has occurred and, if such Default has occurred or exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the financial covenants set forth in any Credit Facilities, and demonstrating compliance therewith, (iii) stating whether any Material Acquisition has occurred during the period covered by such financial statements and (iv) stating whether any change in GAAP or in the application thereof that has not been disclosed in any prior Compliance Certificate has occurred since the date of the audited financial statements for the fiscal year ended December 31, 2007 that would be relevant in the calculation of the Consolidated Leverage Ratio and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

         (d) concurrently with any delivery of financial statements under clause
(a) above, a report from the accounting firm that reported on such financial statements, stating that (i) the financial information in the certificate prepared by a Financial Officer of the Issuer or Holdings, as applicable, pursuant to clause (c) above has been accurately extracted from the sources identified therein and, where applicable, agrees with the underlying accounting records, (ii) the calculations of the financial covenants in any Credit Facilities set forth in such certificate are arithmetically correct and (iii) the financial information set forth in such certificate is, as to elements and composition, presented in accordance with the relevant accounting definitions set forth in Section 1.01;

         (e) promptly after the same become publicly available but no later than the date the same are required to be filed or furnished, copies of all periodic and other reports, proxy statements and other materials filed by the Issuer or any Obligor or any of their Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;

         (f) promptly after S&P or Moody's shall have announced a change in the Debt Rating, written notice of such change;

         (g) promptly following a request by the GSMP Purchasers, the GSMP VCOC or any Subsequent Holder, all documentation and other information that the GSMP Purchasers, the GSMP VCOC or any Subsequent Holder reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act; and

         (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Issuer or any of their Subsidiaries, or compliance with the terms of this Agreement, as the GSMP Purchasers, the GSMP VCOC or any Subsequent Holder may reasonably request.

         Documents required to be delivered pursuant to Section 6.01(a),  (b) or
(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered within the time frames set forth in such Sections, shall be deemed to have been delivered on the date (i) on which Holdings or the Issuer posts such documents, or provides a link thereto on Holdings' website on the Internet at the website address as set forth on Section 4.02 of the Indenture; or (ii) on which such documents are posted on Holdings' or the Issuer's behalf on an Internet or intranet website, if any, to which each GSMP Purchaser, the GSMP VCOC and any Subsequent Holder have access (whether a commercial or third-party website); provided that: (i) Holdings the Issuer, as applicable, shall deliver paper copies of such documents to any GSMP Purchaser, the GSMP VCOC and any Subsequent Holder upon the written request of such Person and until a written request to cease delivering paper copies is given by such Person and (ii) Holdings or the Issuer, as applicable, shall notify the GSMP Purchasers, the GSMP VCOC and any Subsequent Holder (by telecopier or electronic mail) of the posting of any such documents and provide to the GSMP Purchasers, the GSMP VCOC and any Subsequent Holder by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings and the Issuer shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the GSMP Purchasers, the GSMP VCOC and any Subsequent Holder . Except for such Compliance Certificates, the GSMP Purchasers, the GSMP VCOC and any Subsequent Holder shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Issuer with any such request for delivery, and each GSMP Purchaser, the GSMP VCOC and any Subsequent Holder shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         6.2. Notices of Material Events.

                  Holdings or the Issuer will furnish to the GSMP Purchasers, the GSMP VCOC and any Subsequent Holder prompt written notice of the following:

         (a) the occurrence of any Default or Event of Default;

         (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Issuer or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

         (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

         (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

         Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Financial Officer or other Senior Officer of the Issuer or Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         6.3. Books and Records; Access.

         The Issuer will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. Each of the Obligors will, and will cause each of their Subsidiaries to:

         (a) upon reasonable notice at reasonable times from time to time, provide each GSMP Purchaser and the GSMP VCOC (and any Affiliate of a GSMP Purchaser that is a venture capital operating company) reasonable opportunities to meet and consult with and advise the management of the Issuer and each of their Subsidiaries on all matters relating to the operation of the Issuer and each such Subsidiary and management of Holdings and each of its Subsidiaries with respect to the business of Holdings and each of its Subsidiaries;

         (b) subject to compliance with applicable laws and upon reasonable prior notice, give each GSMP Purchaser and the GSMP VCOC (and any parent company of a GSMP Purchaser that is a venture capital operating company) and their authorized representatives reasonable access during normal business hours to all books of account and records, facilities and properties of the Issuer and its Subsidiaries, and permit each GSMP Purchaser and the GSMP VCOC (and any parent company of a GSMP Purchaser that is a venture capital operating company) to make such copies and inspections thereof as any such Person may reasonably request, and discuss the affairs, finances and accounts with the officers thereof;

         (c) subject to compliance with applicable laws, promptly provide true and correct copies of all documents, reports, financial data, and such additional financial and other information with respect to the Issuer and its Subsidiaries as each GSMP Purchaser or the GSMP VCOC (and any parent company of a GSMP Purchaser that is a venture capital operating company) may from time to time reasonably request; and

         (d) upon reasonable notice at reasonable times from time to time, permit any representative designated by any GSMP Purchasers or the GSMP VCOC (and any parent company of a GSMP Purchaser that is a venture capital operating company), upon reasonable prior notice, to visit and inspect its properties, and to examine and make extracts from its books and records.

                  The rights provided to the GSMP VCOC (and any parent company of a GSMP Purchaser that is a venture capital operating company) under this
Section 6 are intended to provide the GSMP VCOC (and any parent company of a GSMP Purchaser that is a venture capital operating company) with the right to substantially participate in, or substantially influence the conduct of, the management of the Issuer for the purpose of qualifying the GSMP VCOC's (and any parent company of a GSMP Purchaser that is a venture capital operating company) investment in the Issuer as a "venture capital investment" for purposes of the United States Department of Labor Regulation 29 C.F.R. Section 2510.3-101(d)(3)(i) (the "Plan Asset Regulation"). If necessary, upon the advice of counsel, GSMP VCOC (and any parent company of a GSMP Purchaser that is a venture capital operating company) shall be provided with additional participation and management rights as the GSMP VCOC (and any parent company of a GSMP Purchaser that is a venture capital operating company) may deem necessary for the purpose of qualifying each GSMP VCOC's (and any parent company of a GSMP Purchaser that is a venture capital operating company) investment in WNA as a "venture capital investment" for purposes of the Plan Asset Regulation.

         6.4.     Tax Treatment.

         Holdings and each Obligor will treat the Issuer as the debtor and borrower under the Notes for all applicable Tax purposes, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code or a comparable provision of state, local or non-U.S. tax law.

         6.5.     Use of Proceeds.

         (a) The Issuer shall use the proceeds of the issuance of the Notes solely to pay fees and expenses related to the Transactions and to make an intercompany loan to WNA, and WNA will use the proceeds of such intercompany loan solely to repay a portion of WNA's Existing Bridge Loan in accordance with the terms thereof.

         (b) No part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

                                   SECTION 7.
                     PROVISIONS RELATING TO RESALES OF NOTES
                     ---------------------------------------

         7.1.     Private Offerings.

         Offers and sales of the Notes will be made only by the Purchasers or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall be made in accordance with the Indenture only to (i) persons who are QIBs, (ii) accredited investors (as defined in Regulation D) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, are accredited investors, or (iii) non-U.S. persons outside the United States (as such terms are defined in Regulation S) to whom offers and sales of the Notes may be made in reliance upon Regulation S and in accordance with applicable foreign securities laws.

         7.2.     Procedures and Management Cooperation in Private Offerings.

         (a) The Issuer shall use its commercially reasonable best efforts to cause the Notes to (i) be registered in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC") pursuant to a customary form DTC Agreement, and (ii) be eligible for the National Association of Securities Dealers, Inc. PORTAL market.

         (b) If requested by the Required Holders, without prejudice to the Registration Rights Agreement, the Issuer and its Subsidiaries will assist the GSMP Purchasers in completing any sale process undertaken in connection with the private resale of the Notes or any portion thereof (including any such re-sales of the Notes pursuant to any Private Offering), to any number of prospective Subsequent Purchasers, subject to Section 7.1 hereof, by (i) providing direct contact between senior management and advisors and prospective Subsequent Purchasers, (ii) responding to inquiries of, and providing answers to, prospective Subsequent Purchasers, in each such case subject to reasonable confidentiality undertakings, and (iii) providing assistance in completion of the prospective Subsequent Purchasers; provided that such assistance shall not be required more than two times per year or more than five times during the term of the Notes (and it being understood that such assistance will not include a preparation of an offering memorandum or a similar document and will otherwise be limited to assistance set forth under items (i) through (iii) above.

         7.3.     No Integration.

         The Issuer shall not, and shall not permit its Affiliates to, make any offer or sale of securities of any class that is or will be integrated with the sale of the Notes by the Issuer to the Purchasers in a manner that would require registration of the Notes under the Securities Act.

                                   SECTION 8.
                   EXPENSES, INDEMNIFICATION AND CONTRIBUTION
                   ------------------------------------------

         8.1.     Expenses.

         The Issuer will (regardless of whether the Closing occurs or not) after presentation of a summary invoice therefor, reimburse the GSMP Purchasers for all reasonable expenses (including reasonable attorneys' fees and disbursements of one firm of outside counsel and any local counsel, if necessary, and other advisors incurred by the GSMP Purchasers and any sales, use or similar Taxes (including additions to such Taxes, if any) arising in connection with the transactions contemplated by this Agreement and the other Financing Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement or the other Financing Documents (whether or not such amendment, waiver or consent becomes effective), including the reasonable and documented out-of-pocket costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, or the other Financing Documents, including in connection with any insolvency or bankruptcy of the Issuer or any of its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Financing Documents or by the Notes.

         8.2.     Indemnification.

         The Issuer shall indemnify and hold harmless the GSMP Purchasers and any Subsequent Holder and each of their respective Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling Persons (each, an "Indemnitee") from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of (a) the execution or delivery of any Financing Document or the performance by the Issuer and its Subsidiaries of its obligations hereunder and under the other Financing Documents or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (b) the issuance of Notes or the use of the proceeds therefrom, (c) any liability with respect to Environmental Claims or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

         8.3.     Waiver of Punitive Damages.

         To the extent permitted by applicable law, none of the Obligors shall assert, and each hereby waives, any claim against the other parties (including their respective Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling Persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Financing Documents or the use of proceeds thereof.

         8.4.     Survival.

         The obligations of the Issuer under this Section 8 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement for any reason whatsoever.

         8.5.     Tax Treatment of Indemnification Payments.

         Any indemnification payment pursuant to this Agreement shall, to the extent consistent with applicable law, be treated for all Tax purposes as an adjustment to the Purchase Price.

                                   SECTION 9.
                                 MISCELLANEOUS
                                 -------------

         9.1.     Notices.

         Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business
Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid; in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

                  (i) if to a GSMP Purchaser or the GSMP VCOC, to it at the address specified on Schedule 2.2; with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004,
         Attention:  F. William  Reindel,  Esq.  and J.  Christian  Nahr,  Esq.,
         Facsimile: 212-859-4000 or at such other address as such Purchaser or its nominee shall have specified to the Issuer in writing;

                  (ii) if to a Subsequent Purchaser, to it at the address specified on its counterpart signature page or at such other address as such Subsequent Purchaser or its nominee shall have specified to the Issuer in writing; and

                  (iii) if to the  Issuer  or any  Initial  Guarantor  to it at:
         Willis Group Holdings Limited, 51 Lime Street, London R13M 7DQ, United Kingdom, Attention: Adam G. Ciongoli, Telephone: 011-44-203-124-8332,
         Facsimile: 44 (0)20 3124 7183; with a copy to: Willis Legal, One World Financial Center, 200 Liberty Street, New York, NY 10281, Attention:
         Adam G. Ciongoli, Telephone: 212-915-8899, Facsimile: 212-519-5407, and a copy to: Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, Attention: Michael J. Aiello, Telephone: 212-310-8552,
         Facsimile: 212-310-8007 or at such other address as the Issuer shall have specified to the GSMP Purchasers or any Subsequent Purchaser (if any) in writing.

         9.2.     Benefit of Agreement and Assignments.

         (a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including any Subsequent Purchaser).

         (b) Nothing in this Agreement or in any other Financing Document, express or implied, shall give to any Person other than the parties hereto or thereto and their permitted successors and assigns (including any Subsequent Purchaser) any benefit or any legal or equitable right, remedy or claim under this Agreement.

         (c) Notwithstanding anything to the contrary contained herein, the GSMP Purchasers may assign the rights to purchase all or any portion of the Notes allocated to such GSMP Purchaser pursuant to Schedule 2.2 to (i) any, direct or indirect, Subsidiary of such GSMP Purchaser or any Affiliate of such GSMP Purchaser, subject to such Subsidiary or Affiliate, as the case may be, making the representations and warranties set forth in Section 5, and each such Person shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were a GSMP Purchaser hereunder and (ii) any Subsequent Holder.

         (d) The parties hereto expressly acknowledge and agree that (i) upon execution of a counterpart signature page hereto (which, accompanied by an updated Schedule 2.2, shall be binding on all parties), each GSMP Purchaser or Subsequent Purchaser to whom the rights hereunder have been assigned and the GSMP VCOC designated by the GSMP Purchasers shall become parties to this Agreement for all purposes hereof and (ii) GSMP VCOC is an intended beneficiary of Sections 6.1, 6.2, 9.2 and 9.4.

         (e) Notwithstanding anything to the contrary herein and without limiting the generality of Section 5.1(a)(ii), immediately after the Closing for a period ending on the first anniversary of the Closing Date, the GSMP Purchasers may sell Notes to the Subsequent Holders pursuant to applicable exemptions from registration under the Securities Act and in compliance with
Section 7.

         9.3.     No Waiver; Remedies Cumulative.

         No failure or delay on the part of any party hereto or any Purchaser in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between the Issuer and any other party or Purchaser shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies that the parties or Purchasers would otherwise have. No notice to or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Purchasers to any other or further action in any circumstances without notice or demand.

         9.4.     Amendments, Waivers and Consents.

         Subject to the second sentence of this Section 9.4, this Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Issuer, and the Required Holders; provided, however, that no such amendment or waiver may, without the prior written consent of the GSMP VCOC or the holders of a majority in principal amount of the outstanding Notes held by the GSMP Purchasers, as applicable, amend or waive the provisions of which the GSMP Purchasers or the GSMP VCOC, as applicable, are beneficiaries. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon.

         As used herein, the term "Agreement" and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or modified.

         9.5.     Counterparts.

         This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic transmission (in ..pdf or similar format) will be effective as delivery of a manually executed counterpart hereof.

         9.6.     Reproduction.

         This Agreement, the other Financing Documents and all documents relating hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the GSMP Purchasers and the GSMP VCOC at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. Each of the Purchasers and the Issuer agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 9.6 shall not prohibit the Issuer, any other party hereto or any Purchaser from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

         9.7.     Headings.

         The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         9.8.     Survival of Covenants and Indemnities.

         All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and any other obligations hereunder.

         9.9.     Governing Law; Submission to Jurisdiction; Venue.

         (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

         (b) If any action, proceeding or litigation shall be brought by any party hereto in order to enforce any right or remedy under this Agreement or any of the Notes, such party hereby consents and will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Each party hereto hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.

         (c) Each party hereto irrevocably consents and will cause each of their respective Subsidiaries to consent, to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in Section 9.1, such service to become effective five (5) days after such mailing.

         (d) Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction. If service of process is made on a designated agent it should be made by either personal delivery or mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

         (e) EACH OBLIGOR, EACH PURCHASER AND THE GSMP VCOC HEREBY WAIVE AND WILL CAUSE EACH OF THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE NOTES.

         9.10.    Severability.

         If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to such illegal, invalid or unenforceable provision.

         9.11.    Entirety.

         This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.

         9.12.    Survival of Representations and Warranties.

         All representations and warranties made by any Obligor herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Notes, and the payment of principal of the Notes and the issuance and delivery of the Notes, and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers.

         9.13.    Construction.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         9.14.    Incorporation.

         All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

         9.15.    Confidentiality.

         (a) Subject to the provisions of clause (b) of this Section 9.15, each Purchaser (including each GSMP Purchaser and each Subsequent Holder) and the GSMP VCOC agrees that it will not disclose without the prior consent of the Issuer (other than to its employees, auditors, investors, partners, creditors, lenders, rating agencies, advisors or counsel, in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such Person is informed that such information is subject to the provisions of this Section 9.15 and such Person has entered into a customary confidentiality agreement obligating such Person to keep such information confidential or is otherwise bound by an appropriate confidentiality obligation) any nonpublic information which has been furnished to such Purchaser or GSMP VCOC in connection with its evaluation of an investment in the Notes and of the other transactions referred to herein or is now or in the future furnished pursuant to this Agreement or any other Financing Document (including
Section 8.1 hereof) ("Confidential Information"); provided that any Purchaser or the GSMP VCOC may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 9.15(a) by such Purchaser or GSMP VCOC or any other Person to whom such Purchaser or GSMP VCOC has provided such information as permitted by this Section 9.15, (ii) as may be required in any report, statement or testimony required to be submitted to any Governmental Authority having jurisdiction over such Purchaser or GSMP VCOC or to the SEC or similar organizations (whether in the United States of America or elsewhere), (iii) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (iv) as may be required or appropriate in order to comply with any applicable law and
(v) to any prospective or actual Subsequent Purchaser in connection with any contemplated transfer of any of the Notes by such Purchaser; provided that any prospective Subsequent Purchaser expressly agrees in writing to be bound by the confidentiality provisions contained in this Section 9.15 or a substantially identical confidentiality obligation. Each Purchaser and the GSMP VCOC agrees that in the event it intends to disclose confidential information in accordance with clause (ii), (iii) or (iv) above, it shall, to the extent reasonably practicable, provide the Issuer notice of such requirement prior to making any disclosure so that the Issuer may seek an appropriate protective order or confidential treatment of the information being disclosed.

         (b) The Issuer hereby acknowledges and agrees that each Purchaser and the GSMP VCOC may share with any of its Affiliates, and such Affiliates may share with such Purchaser and GSMP VCOC, any information related to the Issuer or any of its Subsidiaries (including, without limitation, any nonpublic information regarding the creditworthiness of the Issuer and its Subsidiaries) to the extent such sharing reasonably relates to the administration of the investment represented by the Notes and such Affiliates are informed that such information is subject to the provisions of this Section 9.15; provided such Persons shall be subject to the provisions of this Section 9.15 to the same extent as such Purchaser and GSMP VCOC.

         (c) Notwithstanding anything in this Agreement to the contrary, the Purchasers and GSMP VCOC shall not disclose to USI Holdings Corporation and its Subsidiaries any Confidential Information related to or containing: costs (including salaries or benefits); prices or other competitive terms of sale; profitability; marketing, strategic or business plans; product development plans, customers; or any other information, which could reasonably be expected to be used to the competitive detriment of Holdings.

         9.16.    Maximum Rate.

         In no event shall any interest or fee to be paid hereunder or under a Note exceed the maximum rate permitted by applicable law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under applicable law.

         9.17. PATRIOT Act.

         The Purchasers hereby notify the Issuer that pursuant to the requirements of the PATRIOT Act, the Purchasers may be required to obtain, verify and record information that identifies Holdings, the Issuer and their respective Subsidiaries, including their respective names and addresses other information that will allow the Purchasers to identify Holdings, the Issuer and their respective Subsidiaries in accordance with the PATRIOT Act.

         9.18.    Currency.

         All dollar amounts referred to in this Agreement are in lawful money of the United States.

         9.19.    Further Assurances.

         Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, acts, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                                           TRINITY ACQUISITION LIMITED


                                           By:
                                                  ------------------------------
                                                  Name:  Patrick C. Regan
                                                  Title: Director

                                           WILLIS GROUP HOLDINGS LIMITED


                                           By:
                                                  ------------------------------
                                                  Name:  Patrick C. Regan
                                                  Title: Chief Financial Officer

                                           WILLIS INVESTMENT HOLDINGS UK, LTD.

                                           TA I LIMITED

                                           TA II LIMITED

                                           TA III LIMITED

                                           TA IV LIMITED

                                           WILLIS GROUP LIMITED


                                           By:
                                                  ------------------------------
                                                  Name:  Patrick C. Regan
                                                  Title: Director

                                           WILLIS NORTH AMERICA INC.


                                           By:
                                                  ------------------------------
                                                  Name:  Joseph Plumeri
                                                  Title: Executive Chairman

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PURCHASERS:                          GSMP V ONSHORE INTERNATIONAL, LTD.


                                     By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                     GSMP V OFFSHORE INTERNATIONAL, LTD.


                                     By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                     GSMP V INSTITUTIONAL INTERNATIONAL, LTD.


                                     By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                     GS MEZZANINE PARTNERS V INSTITUTIONAL, L.P.
                                     By:  GS Mezzanine Advisors V, L.L.C., its
                                          general partner


                                     By:
                                            ------------------------------------
                                            Name:
                                            Title:


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